Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 16, 2026 (the “Effective Date”), is entered into by and between Todd Fagan (the “Executive”) and Q/C Technologies, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties” and each as a “Party.” This Agreement terminates and supersedes in its entirety that certain Consulting Services Agreement effective as of November 4, 2025 (the “Prior Agreement”).

RECITALS

WHEREAS, the Executive currently provides financial consulting services to the Company pursuant to the terms of that certain Prior Agreement as the assigned resource on behalf of Morice Layton & Fagan, LLC;

Whereas, the Company desires to employ the Executive as its Controller, and the Executive desires to be employed by the Company as its Controller effective as of the Effective Date; and

Whereas, the Company and the Executive desire to state in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive on and after the Effective Date.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A. Position and Responsibilities. The Executive shall serve in the position of Controller and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. At all times during the Term (as defined below), the Executive shall report exclusively to, and be subject to the direction and supervision of, the Executive Chairman of the Company.

B. Performance. The Executive’s principal place of employment shall be in Maryland, unless otherwise indicated by the Executive Chairman. During the Executive’s employment with the Company, the Executive may be required to travel from time to time to fulfill his obligations to the Company hereunder and shall devote such of the Executive’s time, energy, skill and reasonable best efforts as is necessary to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive a monthly salary of $20,000 ($240,000, annually) (the “Base Salary”), less applicable payroll deductions and tax withholdings. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company.

B. Performance Bonus. Beginning in the 2026 calendar year, the Executive is eligible to receive discretionary annual performance bonuses up to 50% of the Base Salary (each, a “Performance Bonus”), less applicable payroll deductions and tax withholdings, for each year of employment, based on the extent to which certain performance criteria/financial results for the applicable year have been met, in the Company’s sole discretion, which Performance Bonuses shall be paid on or before March 15th of the year following the year to which such Performance Bonus relates. Notwithstanding the foregoing, to be eligible to receive the Performance Bonus for a calendar year, the Executive must remain employed through the payment date of such bonus. All performance/financial criteria shall be established reasonably and in good faith by the Board of Directors of the Company (the “Board”) on an annual basis.

C. Other Expenses. The Company agrees that, during the Executive’s employment, it will promptly reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies and, if applicable, Article V, Section I(ii).

D. Paid Time Off. The Executive will be entitled to paid time off in accordance with the Company’s policies in effect from time to time.

E. Other Benefits. The Executive may participate in any group health insurance plan and any other employee benefit or welfare plans, programs, or policies that are made generally available, from time to time, to other employees of the Company (the “Benefit Plans”), on a basis consistent with such participation and subject to the terms of the documents governing such plan, program, or policy (including, without limitation, the applicable eligibility and participation requirements), as such plans, programs, or policies may be modified, amended, terminated, or replaced from time to time by the Company.

ARTICLE III.

Term; Termination

A. Term of Employment. The term of the Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Initial Term”). The Initial Term will be automatically renewed for additional consecutive terms of one (1) year each (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either the Executive or the Company provide a written notice of non-renewal at least thirty (30) days prior to the end of the Initial Term or the then-current Renewal Term, as applicable. For the avoidance of doubt, a non-renewal of this Agreement during the Initial Term or any Renewal Term shall not constitute a termination by the Company without Cause (defined below) or a termination by the Executive for Good Reason (defined below). Notwithstanding any other provision of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with this Article III.

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B. Termination. Either Party may terminate the Executive’s employment at any time upon written notice; provided that the Company and the Executive will be required to provide the other Party at least thirty (30) days’ advance written notice of a termination by the Company for any reason or the Executive’s resignation for any reason. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any amounts due to the Executive under the terms of the Benefit Plans, and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). In the event the Executive resigns for any reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations. In addition, in the event this Agreement expires, the Company terminates the Executive’s employment for any reason, or the Executive resigns for any reason, the Company shall have no further liability or obligation to the Executive under this Agreement other than the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Executive’s employment termination date.

(i) Expiration of the Agreement; Termination by the Company for Cause; Voluntary Resignation by the Executive Without Good Reason; Upon Death or Disability. In the event the Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations and without triggering a termination of the Executive’s employment without Cause. In addition, in the event this Agreement expires, the Company terminates the Executive’s employment for Cause, the Executive voluntarily resigns without Good Reason, or upon the Executive’s death or Total and Permanent Disability, the Company shall have no further liability or obligation to the Executive under this Agreement other than the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Executive’s employment termination date.

(ii) Termination by the Company Without Cause or by the Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time during the Term, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following his employment termination date, severance pay in an aggregate amount equal to the Executive’s Base Salary for three (3) months, less applicable payroll deductions and tax withholdings, payable in accordance with the normal payroll policies of the Company over a three (3) month period, with the first installment amount being paid on the Company’s first regular pay date on or after the date that the release becomes effective (provided that if the time period for reviewing, executing, and revoking the release begins in one year and ends in a second taxable year, no payments shall commence until the second taxable year), which initial payment shall include all installment amounts that would have been paid during the time period for reviewing, executing, and revoking the release following the termination of employment had installments commenced immediately following the termination date.

C. Certain Defined Terms.

(i) For purposes of this Agreement, “Cause” means a termination of employment because of: (a) the Executive’s failure or refusal to perform the duties of the Executive’s position in a manner causing material detriment to the Company; (b) the Executive’s willful misconduct with regard to the Company or its business, assets or executives (including, without limitation, his fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to the Company); (c) the Executive’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by the Company; (d) the Executive’s breach of a fiduciary duty owed to the Company; (e) any material breach of this Agreement or any other agreement with the Company; or (f) any injury, illness or incapacity which shall wholly or continuously disable the Executive from performing the essential functions of the Executive’s position for any successive or intermittent period of at least twelve (12) months. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

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(ii) For purposes of this Agreement, “Good Reason” means a termination of employment because of: (a) a materially adverse diminution in the Executive’s role or responsibilities without the Executive’s consent; or (b) any material breach of this Agreement by the Company or any other agreement with the Executive. In each such event listed above, the Executive shall give the Company written notice thereof within thirty (30) days following the first occurrence of such event, which notice shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice or, if such event is not cured by the Company, the Executive terminates his employment with the Company no later than sixty (60) days following the first occurrence of such event.

ARTICLE IV.

Restrictive Covenants

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Article IV, the “Company” shall also include its parents, subsidiaries, and affiliates. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, corporate transactions, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

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(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly, or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (a) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (b) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(iii) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B. Restrictive Covenants. In consideration for (a) the Company’s promise to provide Confidential Information to the Executive, (b) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (c) access to the Company’s customers and clients, and (d) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants:

(i) Non-Solicitation. The Executive agrees that during the Term and for a period of six (6) months following the Executive’s termination (the “Restricted Period”), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a) Solicit business from, attempt to conduct business with, or conduct business with any client, customer, or prospective client or customer of the Company with whom the Company conducted business or solicited within the final twelve (12) months prior to the Executive’s termination, and who or which: (A) the Executive contacted, called on, serviced, did business with, or had contact with during the Executive’s employment or that the Executive attempted to contact, call on, service, or do business with during the Executive’s employment; or (B) that the Executive became acquainted with or dealt with, for any reason, as a result of the Executive’s employment. This restriction applies only to business that is in the scope of services or products provided by the Company or such other business activities as approved by the Company, which approval shall not be unreasonably withheld; or

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(b) Hire, solicit for employment, induce, or encourage to leave the employment of the Company, or otherwise cease their employment or other relationship with the Company, on behalf of itself or any other individual or entity, any employee, independent contractor or any former employee or independent contractor of the Company whose employment or contractor relationship ceased less than twelve (12) months earlier.

(ii) Mutual Non-Disparagement. During the Executive’s employment with the Company and any time thereafter, the Executive shall not make, publish, or otherwise transmit any false, disparaging, or defamatory statements, whether written or oral, regarding the Company and any of its employees, executives, agents, investors, procedures, investments, products, policies, or services. The Board and the Company’s named executive officers will not make or publish any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Executive, including negative references to or about the Executive’s services, policies, practices, documents, methods of doing business, strategies, or objectives, or take any other action that may disparage the Executive to the general public. However, nothing in this Article IV, Section B(ii) shall prohibit: (1) the Executive, any member of the Board or any named executive officer of the Company from testifying truthfully in response to a subpoena or participating in any governmental proceeding; (2) the Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning Company’s performance or nonperformance; and (3) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company on a need-to-know basis concerning the Executive’s performance or nonperformance of the Executive’s duties or responsibilities for the Company.

(iii) Non-Recruitment. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties for the Company, the Executive shall not, on behalf of the Executive or on behalf of any other person or entity, directly or indirectly, hire, solicit or recruit, or attempt to hire, solicit or recruit, or encourage to leave or otherwise cease his/her employment or engagement with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the twelve (12) month period prior to the Executive’s separation from employment with the Company.

C. No Interference. Notwithstanding any other provision of this Agreement, (i) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Executive’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, the Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

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D. Inventions.

(i) Prior Inventions Retained and Licensed. The Executive has provided a list describing all Inventions (defined below) that the Executive: (a) conceived, created, developed, made, reduced to practice or completed, either alone or with others, prior to the Executive’s employment with the Company; (b) claims a proprietary right or interest in; and (c) does not assign to the Company hereunder (collectively referred to as the “Prior Inventions”). If no such list is attached, the Executive represents that there are no such Prior Inventions. The Executive understands and agrees that the Company makes no attempt to verify the Executive’s claim of ownership to any of the Prior Inventions. The Executive agrees that the Executive shall not incorporate in any work that the Executive performs for the Company any Prior Inventions or any of the technology described in any Prior Inventions. Nonetheless, if in the course of the Executive’s employment with the Company, the Executive incorporates Prior Inventions into a product, service, process or machine of the Company, hereby grants and shall be deemed to have granted the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, import, reproduce, distribute, prepare and have prepared derivative works of, offer to sell, sell and otherwise exploit such Prior Inventions. For purposes of this Agreement, the term “Inventions” means all tangible and intangible materials, work product, information, methods, designs, computer programs, software, databases, formulas, models, prototypes, reports, discoveries, ideas, improvements, know-how, compositions of matter, processes, photographs, drawings, illustrations, sketches, developments, and all related intellectual property, including inventions, original works of authorship, moral rights, mask works, trade secrets and trademarks.

(ii) Assignment of Inventions. During the Executive’s employment with the Company and following the termination of the Executive’s employment for any reason, the Executive agrees that the Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Inventions that have been or may be conceived, created, developed, completed, reduced to practice or otherwise made by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company which (a) relate in any manner to the Company’s business or actual or demonstrably anticipated research or development of the Company; (b) are suggested by, result from, or arise out of any work that the Executive may do for or on behalf of the Company; (c) result from or arise out of any Confidential Information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) are otherwise made through the use of the time, information, equipment, facilities, supplies or materials of the Company, even if developed, conceived, reduced to practice or otherwise made during other than working hours (collectively referred to as “Company Inventions”). The Executive further acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company and that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Company Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Company Innovation.

(iii) Maintenance of Records. The Executive agrees to keep and maintain adequate and current hard-copy and electronic records of all Company Inventions. The records will be available to and remain the sole property of the Company during the Executive’s employment with the Company and at all times thereafter.

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(iv) Patent and Copyright Registrations. The Executive agrees to assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Company Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and/or its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Company Inventions. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in v’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Executive hereby appoints the Head of US Operations of the Company as the Executive’s attorney-in-fact to execute documents on the Executive’s behalf for this purpose. v agrees that this appointment is coupled with an interest and will not be revocable.

E. Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

F. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

G. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

H. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the Company’s business; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

I. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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J. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

K. Survival. The Executive agrees that the Executive’s obligations in Article IV shall continue in effect and survive the termination of this Agreement and the Executive’s termination of employment with the Company, regardless of the reason(s) for termination, and whether such termination is voluntary or involuntary.

ARTICLE V.

Miscellaneous Provisions

A. Governing Law. The Parties agree that this Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New York, and the Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Prior Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

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F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either of the Parties to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition but the obligations of either of the Parties with respect thereto shall continue in full force and effect. The breach by one of the Parties to this Agreement shall not preclude equitable relief or the obligations of the other.

G. Modification. The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (b) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six (6) month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article II, Sections B, C, or E or Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

J. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties intend to treat as an original any document signed in connection with the transactions contemplated by this Agreement, including any counterpart to this Agreement or any related document that is delivered by electronic transmission, including by facsimile, .PDF, photo static copy, or otherwise.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:

/s/ Todd Fagan
Todd Fagan

COMPANY:

/s/ Joshua Silverman
By: Joshua Silverman Its: Executive Chairman

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